EXHIBIT 2

NEITHER THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SHARES ISSUABLE UPON EXERCISE HEREOF HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") OR THE SECURITIES LAWS OF ANY STATE. NEITHER THE SECURITIES REPRESENTED HEREBY MAY BE SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED NOR MAY THE SHARES BE ISSUED UPON EXERCISE UNLESS SUCH SECURITIES AND SHARES ARE REGISTERED UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR THE COMPANY RECEIVES AN OPINION OF COUNSEL ACCEPTABLE TO THE COMPANY THAT SUCH SALE, TRANSFER, PLEDGE OR ISSUANCE IS EXEMPT FROM REGISTRATION.


                      MODERN MEDICAL MODALITIES CORPORATION
                                 NON-QUALIFIED
                             STOCK OPTION AGREEMENT


      THIS STOCK OPTION AGREEMENT (the "Agreement"), is made as of this 27 day of September 2006 by and between Modern Medical Modalities Corporation, a New Jersey corporation (the "Company"), and Paul W. Harrison ("Optionee").

                                     RECITAL

      Pursuant to the 2003 Stock Option Plan (the "Plan") of the Company, the Board of Directors of the Company or a committee to which administration of the Plan is delegated by the Board of Directors (in either case, the "Administrator") has authorized the granting to Optionee of an incentive stock option to purchase the number of Common Shares of the Company specified in Paragraph 1 hereof, at the price specified therein, such option to be for the term and upon the terms and conditions hereinafter stated.

                                    AGREEMENT

      NOW, THEREFORE, in consideration of the promises and of the undertakings of the parties hereto contained herein, it is hereby agreed:

      1. Number of Shares; Option Price. Pursuant to said action of the Board of Directors, the Company hereby grants to Optionee the option ("Option") to purchase, upon and subject to the terms and conditions hereof, 100,000 Common Shares of the Company at the price of $0.50 per share ("Exercise Price").

      2. Term. This Option shall expire on the day before the fifth (5th) anniversary of the date hereof (the "Expiration Date") unless such Option shall have been terminated prior to that date in accordance with the provisions of this Agreement. The term "Affiliate" as used herein shall have the meaning as set forth in the Federal Securities laws of the United States.

      3. Shares Subject to Exercise. Common Shares subject to exercise shall be one-third (1/3) of such Common Shares on 9/26, 2007, one-third (1/3) of such Common Shares on 9/26, 2008, and the remaining one-third (1/3) of such Common Shares on 9/26, 2009. All Common Shares shall thereafter remain subject to exercise for the term specified in Paragraph 2 hereof.

      4. Method and Time of Exercise. The Option may be exercised by written notice delivered to the Company at its principal executive office stating the number of Common Shares with respect to which the Option is being exercised, together with:

            (A) a check or money order made payable to the Company in the amount of the exercise price and any withholding tax, as provided under Paragraph 5 hereof; or

            (B) if expressly authorized in writing by the Administrator, in its sole discretion, at the time of the Option exercise, the tender to the Company of Common Shares owned by Optionee having a fair market value, as determined by the Administrator, not less than the exercise price, plus the amount of applicable federal, state and local withholding taxes.

      Not less than 100 shares may be purchased at any one time unless the number purchased is the total number purchasable under such Option at the time. Only whole shares may be purchased.

      5. Tax Withholding. As a condition to exercise of this Option, the Company may require Optionee to pay over to the Company all applicable federal, state and local taxes which the Company is required to withhold with respect to the exercise of this Option. At the discretion of the Administrator and upon the request of Optionee, the minimum statutory withholding tax requirements may be satisfied by the withholding of Common Shares otherwise issuable to Optionee upon the exercise of this Option.

      6. Exercise on Termination of Employment. If for any reason other than death or permanent and total disability, Optionee ceases to be employed by the Company or any of its Affiliates (such event being called a "Termination"), this Option (to the extent then exercisable) may be exercised in whole or in part at any time within three months of the date of such Termination, but in no event after the Expiration Date; provided, however, that if such exercise of this Option would result in liability for Optionee under Section 16(b) of the Securities Exchange Act of 1934, then such three-month period automatically shall be extended until the tenth day following the last date upon which Optionee has any liability under Section 16(b), but in no event after the Expiration Date. If Optionee dies or becomes permanently and totally disabled (as defined in the Plan) while employed by the Company or an Affiliate or within the period that this Option remains exercisable after Termination, this Option (to the extent then exercisable) may be exercised, in whole or in part, by Optionee, by Optionee's personal representative or by the person to whom this Option is transferred by devise or the laws of descent and distribution, at any time within six months after the death or six months after the permanent and total disability of Optionee, but in no event after the Expiration Date. In the event this Option is treated as a non-qualified stock option, then and to that extent, "employment" would include service as a director or as a consultant. For purposes of this Paragraph 6, Optionee's employment shall not be deemed to terminate by reason of sick leave, military leave or other leave of absence approved by the Administrator, if the period of any such leave does not exceed 90 days or, if longer, if Optionee's right to reemployment by the Company or any Affiliate is guaranteed either contractually or by statute.

      7. Nontransferability. Except with the express written approval of the Administrator, this Option may not be assigned or transferred except by will, qualified domestic relations order or by the laws of descent and distribution, and may be exercised only by Optionee during his lifetime and after his death, by his personal representative or by the person entitled thereto under his will or the laws of intestate succession.

      8. Optionee Not a Shareholder. Optionee shall have no rights as a shareholder with respect to the Common Shares of the Company covered by this Option until the date of issuance of a stock certificate or stock certificates to him upon exercise of this Option. No adjustment will be made for dividends or other rights for which the record date is prior to the date such stock certificate or certificates are issued.

      9. No Right to Employment. Nothing in the Option granted hereby shall interfere with or limit in any way the right of the Company or of any of its Affiliates to terminate Optionee's employment or consulting at any time, nor confer upon Optionee any right to continue in the employ of, or consult with, the Company or any of its Affiliates.

      10. Anti-dilution Adjustment.

            10.1 Stock Dividends, Stock Splits, Etc. If the Company declares or pays a dividend on its Common Stock payable in Common Stock or other securities, or subdivides the outstanding Common Stock into a greater amount of Common Stock, then upon exercise of this Option, for each Common Share acquired, Optionee shall receive, without cost to Optionee, the total number and kind of securities to which Optionee would have been entitled had Optionee owned the Common Shares of record as of the date the dividend or subdivision occurred.

            10.2   Reclassifications,   Exchange  or   Substitution.   Upon  any
reclassification, exchange, substitution, or other event that results in a change of the number and/or class of the securities issuable upon exercise of this Option, Optionee shall be entitled to receive, upon exercise of this Option, the number and kind of securities and property that Optionee would have received for the Common Shares if this Option had been exercised immediately before such reclassification, exchange, substitution, or other event. The Company or its successor shall promptly issue to Optionee a new Option for such new securities or other property. The new Option shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 10.2, including, without limitation, adjustments to the Exercise Price and to the number of securities or property issuable upon exercise of the new Option. The provisions of this Section 10.2 shall similarly apply to successive reclassifications, exchanges, substitutions, or other events.

            10.3 Adjustments for Combinations, Etc. If the outstanding shares of Common Stock are combined or consolidated, by reclassification or otherwise, into a lesser number of shares, the Exercise Price shall be proportionately increased.

            10.4 Merger or Consolidation. In case of any consolidation of the Company with, or merger of the Company into any other corporation, or in the case of any sale or conveyance of all or substantially all of the assets of the Company other than in connection with a plan of complete liquidation of the Company, then as a condition of such consolidation, merger or sale or conveyance, adequate provision will be made whereby the registered holder of the Option will have the right to acquire and receive upon exercise of this Option in lieu of the shares of Common Stock immediately theretofore subject to acquisition upon the exercise of this Option, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for the number of shares of Common Stock immediately theretofore subject to acquisition and receivable upon exercise of this Option had such consolidation, merger or sale or conveyance not taken place. In any such case, the Company will make appropriate provision to insure that the provisions of this Section 10 hereof will thereafter be applicable as nearly as may be in relation to any shares of stock or securities thereafter deliverable upon the exercise of this Option.

      11. Restrictions on Sale of Common Shares. Optionee represents and agrees that upon his exercise of this Option, in whole or in part, unless there is in effect at that time under the Securities Act a registration statement relating to the Common Shares issued to him, he will acquire the Common Shares issuable upon exercise of this Option for the purpose of investment and not with a view to their resale or further distribution, and that upon such exercise thereof he will furnish to the Company a written statement to such effect, satisfactory to the Company in form and substance. Optionee agrees that any certificates issued upon exercise of this Option may bear a legend indicating that their transferability is restricted in accordance with applicable state and federal securities law. Any person or persons entitled to exercise this Option under the provisions of Section 5 hereof shall, upon each exercise of this Option under circumstances in which Optionee would be required to furnish such a written statement, also furnish to the Company a written statement to the same effect, satisfactory to the Company in form and substance.

      12.  Notices.  All notices to the Company  shall be addressed to the Chief
Financial Officer at the principal executive office of the Company, and all notices to Optionee shall be addressed to Optionee at the address of Optionee on file with the Company or its subsidiary, or to such other address as either may designate to the other in writing. A notice shall be deemed to be duly given if and when enclosed in a properly addressed sealed envelope deposited, postage prepaid, with the United States Postal Service. In lieu of giving notice by mail as aforesaid, written notices under this Agreement may be given by personal delivery to Optionee or to the Chief Financial Officer (as the case may be).

      13. Sale or Other Disposition. If Optionee at any time contemplates the disposition (whether by sale, gift, exchange, or other form or transfer) of any Shares acquired by exercise of this Option, he or she shall first notify the Company in writing of such proposed disposition and cooperate with the Company in complying with all applicable requirements of law, which, in the judgment of the Company, must be satisfied prior to such disposition.

                          [Signature on following page]

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

                                        MODERN MEDICAL MODALITIES CORPORATION
                                        By: /s/ Baruh Hayut
                                            ------------------------------
                                        Name: Baruh Hayut
                                        Title: Chairman and CEO



OPTIONEE
By: /s/ Paul W. Harrison
    -----------------------------
Name: Paul W. Harrison

Address: 9445 Huntcliff Trace
         Atlanta, Georgia 30350

                                    EXHIBIT A

                                  PURCHASE FORM


To: Modern Medical Modalities Corporation                 Dated: _______________


      The undersigned, pursuant to the provisions set forth in the attached option, hereby elects to purchase (check applicable box):

      ______________ shares of the Common Stock of Modern Medical Modalities Corporation covered by such Option.


    The undersigned herewith makes payment of the full Exercise Price for such shares at the price per share provided for in such Option. Such payment takes the form of:

      1. $________ in lawful money of the United States.

      or:

      2. __________ shares of Modern Medical Modalities Corporation's common stock with a fair market value of $__________.







                                        ----------------------------------------
                                        Print or Type Name

                                        ----------------------------------------
                                        (Signature must conform in all respects
                                        to name of holder as specified on the
                                        face of the Option)


                                        ----------------------------------------
                                        (Street Address)


                                        ----------------------------------------
                                        (City)                (State) (Zip Code)